STRUCTURED ASSET SECURITIES CORPORATION

MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2003-AM1

TERMS AGREEMENT

Dated:  April 24, 2003

To:

Structured Asset Securities Corporation, as Depositor under the Trust Agreement, dated as of April 1, 2003 (the “Trust Agreement”).

Re:

Underwriting Agreement Standard Terms dated as of April 16, 1996 (the “Standard Terms,” and together with this Terms Agreement, the “Agreement”).

Series Designation:  Series 2003-AM1.

Terms of the Series 2003-AM1 Certificates:  Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2003-AM1, Class A1, Class A2, Class A-IO, Class M1, Class M2, Class M3, Class M4, Class M5, Class B1, Class B2, Class P, Class X and Class R (the “Certificates”) will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the “Trust Fund”).  The primary assets of the Trust Fund consist of a pool of conventional, first lien, fixed and adjustable rate, fully amortizing, residential mortgage loans (the “Mortgage Loans”) having a Scheduled Principal Balance as of the Cut-off Date of $492,458,042.75.  Only the Class A1, Class A2, Class A-IO, Class M1, Class M2, Class M3, Class M4, Class M5 and Class B1 Certificates (the “Offered Certificates”) are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-102489.

Certificate Ratings:  It is a condition to the issuance of the Class A1, Class A2 and Class A-IO Certificates that they each be rated “Aaa” by Moody’s Investors Service, Inc. (“Moody’s”), and “AAA” by each of Fitch, Inc. (“Fitch”) and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”, together with Fitch and Moody’s, the “Rating Agencies”).  It is a condition to the issuance of the Class M1 Certificates that they be rated “Aa2” by Moody’s and “AA” by each of Fitch and S&P.  It is a condition to the issuance of the Class M2 Certificates that they be rated “A2” by Moody’s and “A” by each of Fitch and S&P.  It is a condition to the issuance of the Class M3 Certificates that they be rated “A3” by Moody’s and “A-” by each of Fitch and S&P.  It is a condition to the issuance of the Class M4 Certificates that they be rated “Baa1” by Moody’s and “BBB+” by Fitch.  It is a condition to the issuance of the Class M5 Certificates that they be rated “Baa2” by Moody’s and “BBB” by Fitch.  It is a condition to the issuance of the Class B1 Certificates that they be rated “Baa3” by Moody’s and “BBB-” by Fitch.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to Lehman Brothers Inc. (the “Underwriter”) and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth beneath their respective names on Schedule 1 annexed hereto.  The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1.

The Underwriters will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  April 1, 2003.

Closing Date:  10:00 A.M., New York time, on or about April 30, 2003.  On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

Counsel:  McKee Nelson LLP will act as counsel for the Underwriter.

Closing; Notice Address:  Notwithstanding anything to the contrary in the Standard Terms, the Closing shall take place at the offices of counsel for the Representative, McKee Nelson LLP, 1919 M Street N.W., Washington DC 20036 and any notices delivered to each of the Underwriter, the Representative and the Depositor shall be delivered to it at 745 Seventh Avenue, 7th Floor, New York, New York  10019.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriters in accordance with its terms.

LEHMAN BROTHERS INC.,

By: /s/ Stanley Labanowski

Name: Stanley Labanowski

Title:   Senior Vice President

Accepted:

STRUCTURED ASSET SECURITIES

CORPORATION

By: /s/ Ellen V. Kiernan

Name: Ellen V. Kiernan

Title:   Senior Vice President

Schedule 1

Lehman Brothers Inc.

Class	Initial Certificate Principal (or Notional) Amount(1)	Certificate Interest Rate	Purchase Price Percentage

Class A1	$238,570,000	(2)	100.00%
Class A2	$155,396,000	(3)	100.00%
Class A-IO	$133,760,000(4)	6.00%	100.00%
Class M1	$ 32,010,000	(2)	100.00%
Class M2	$ 25,854,000	(2)	100.00%
Class M3	$ 8,619,000	(2)	100.00%
Class M4	$ 7,386,000	(2)	100.00%
Class M5	$ 6,157,000	(2)	100.00%
Class B1	$ 4,924,000	(2)	100.00%

____________

(1)

These balances are approximate, as described in the prospectus supplement.

(2)

Interest will accrue on these certificates based on one-month LIBOR plus a specified margin, subject to the net funds cap, as described in the prospectus supplement under “Description of the Certificates—Distributions of Interest.”

(3)

Interest will accrue on these certificates based on an initial interest rate equal to the lesser of (i) 2.30% and (ii) the net funds cap through the distribution date in April 2005; and thereafter, interest will accrue based on one-month LIBOR plus a specific margin, subject to the net funds cap, as described in the prospectus supplement under “Distribution of the Certificates—Distributions of Interest.”

(4)

The Class A-IO Certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their class notional amounts, as described in the prospectus supplement under “Description of the Certificates—Distributions of Interest.”  Interest will not be payable on the Class A-IO after the distribution date in April 2004.